UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2022

INFINERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33486	77-0560433
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6373 San Ignacio Avenue San Jose, CA	95119
(Address of principal executive offices)	(Zip Code)

(408) 572-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.001 par value per share	INFN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On August 3, 2022, Infinera Corporation (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Jefferies LLC, as the initial purchaser (the “Initial Purchaser”), to issue and sell $325 million aggregate principal amount of 3.75% Convertible Senior Notes due 2028 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued to the Initial Purchaser pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. In addition, the Company granted the Initial Purchasers a 13-day option to purchase up to an additional $48.75 million aggregate principal amount of Notes on the same terms and conditions. The Initial Purchaser exercised its option in full on August 4, 2022, bringing the total aggregate principal amount of the Notes to $373.75 million.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchaser against certain liabilities.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Indenture

On August 8, 2022, the Company entered into an Indenture relating to the issuance of the Notes (the “Indenture”), by and between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Notes will bear interest at a rate of 3.75% per year, payable semi-annually on February 1 and August 1 of each year, beginning on February 1, 2023. The Notes will mature on August 1, 2028, unless earlier repurchased by the Company or converted pursuant to their terms.

The initial conversion rate of the Notes is 147.1183 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $6.80 per share). The conversion rate will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture) or a notice of redemption, the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change or notice of redemption.

Prior to the close of business on the business day immediately preceding May 1, 2028, the Notes will be convertible only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on September 24, 2022 (and only during such fiscal quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period in which, for each trading day of that period, the trading price per $1,000 principal amount of Notes for such trading day was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) with respect to any Note called for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after May 1, 2028, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the Notes may convert all or a portion of their Notes at any time, regardless of the foregoing circumstances. Upon conversion, the Company will pay cash up to the aggregate principal amount of the Notes being converted and cash, shares of Common Stock or any combination thereof, at the Company’s option, in respect of the remainder, if any, of the conversion obligation in excess of the aggregate principal amount of the Notes being converted.

The Company may not redeem the Notes prior to August 5, 2025. The Company may redeem for cash all or any part of the Notes, at its option, on or after August 5, 2025, if the last reported sale price of the Common Stock has been at least 130% of the conversion price for the Notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

Upon the occurrence of a fundamental change (as defined in the Indenture) prior to the maturity date, holders may require the Company to repurchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s general unsecured obligations and will rank senior in right of payment to any existing and future indebtedness that is contractually subordinated to the Notes; rank equal in right of payment with the Company’s existing and future senior unsecured indebtedness that is not so subordinated, including the Company’s 2.125% Convertible Senior Notes due 2024 and the Company’s 2.50% Convertible Senior Notes due 2027; effectively rank junior in right of payment to any of the Company’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and be structurally subordinated to all indebtedness and other liabilities (including trade payables) of subsidiaries of the Company.

The following events are considered “events of default” with respect to the Notes, which may result in the acceleration of the maturity of the Notes:

(1) the Company defaults in any payment of interest on the Notes when due and payable and the default continues for a period of 30 days;

(2) the Company defaults in the payment of principal on the Notes when due and payable at the stated maturity, upon redemptions, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of five business days;

(4) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction when due with respect to the Notes;

(5) failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

(6) failure by the Company to comply with any of its other agreements contained in the Notes or the Indenture, for a period 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received;

(7) default by the Company or any of its significant subsidiaries (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and, in the case of clauses (i) and (ii), such default is not cured or waived, such acceleration is not rescinded or such indebtedness is not paid or discharged, as the case may be, within 30 days after notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with the Indenture; and

(8) certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries (as defined in the Indenture).

If such an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare 100% of the principal of, and accrued and unpaid interest, if any, on, all the Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of, and accrued and unpaid interest on, the Notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest on the Notes, if any, will be due and payable immediately.

The foregoing description is qualified in its entirety by reference to the text of the Indenture and the Form of 3.75% Convertible Senior Note due 2028, which are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The net proceeds from this offering were approximately $362.5 million, after deducting the initial purchaser’s discount and estimated offering expenses. The Company used approximately $283.6 million, which includes accrued and unpaid interest, of the net proceeds from this offering to repurchase approximately $300 million in aggregate principal amount of its 2.125% Convertible Senior Notes due 2024 in privately negotiated transactions concurrently with the offering. The Company intends to use the remaining net proceeds from this offering for general corporate purposes, including working capital and to fund growth and potential strategic projects.

The Initial Purchaser or its affiliates, have engaged in, and may in the future engage in, other commercial dealings with the Company or its affiliates in the ordinary course of business. They have received, or may in the future receive, customary fees and commissions for those transactions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 8.01	Other Events.

On August 3, 2022, the Company issued a press release announcing the upsize and pricing of its offering of $325 million aggregate principal amount of Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated August 8, 2022, by and between Infinera Corporation and U.S. Bank Trust Company, National Association

4.2	Form of 3.75% Convertible Senior Note due 2028 (included in Exhibit 4.1)

10.1	Purchase Agreement, dated August 3, 2022, by and between Infinera Corporation and Jefferies LLC.

99.1	Press Release, dated August 3, 2022

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINERA CORPORATION

Date: August 8, 2022	By:	/s/ Nancy Erba
Nancy Erba
Chief Financial Officer
Principal Financial Officer